EXHIBIT 23.2



INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Registration Statement of Data Systems Network Corporation on Form S-8 of our report dated May 10, 1995 (relating to the statements of operations, stockholders' equity and cash flows of Data Systems Network Corporation for the year ended December 31, 1994) appearing in and incorporated by reference in the Annual Report on Form 10-K of Data Systems Network Corporation for the year ended December 31, 1996.


/S/ Deloitte & Touche LLP
Deloitte & Touche LLP
Detroit, Michigan


November 21, 1997